INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Applied Blockchain, Inc. on Form S-1 File No. 333-258818 and Form S-8 File No. 333-26598 of our report dated August 29, 2022, with respect to our audits of the consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2022 and 2021 and for each of the two years in the period ended May 31, 2022, which report is included in this Annual Report on Form 10-K of Applied Blockchain, Inc. for the year ended May 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 29, 2022